Exhibit 10.11

FOURTH AMENDMENT TO THE
BENEFIT RESTORATION PLAN OF
AVON PRODUCTS, INC.

                 THIS FOURTH AMENDMENT is made to the Benefit Restoration Plan of AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York (the "Company").

INTRODUCTION

                 The Company maintains the Benefit Restoration Plan of Avon Products, Inc. (the "Plan") in order to provide retirement benefits that cannot be provided under the Avon Products, Inc. Personal Retirement Account Plan due to tax law limitations and as a result of employee elections to defer compensation. The Company now wishes to amend the Plan to clarify that (i) a Plan benefit will be based on deferred compensation only to the extent that the compensation would have been included if it had not been deferred and (ii) for highly compensated employees, compensation includes the amount of MIP bonus paid in the form of stock options or restricted stock plus any premium for superior performance.

AMENDMENT

            NOW, THEREFORE, the Company hereby amends the Plan as follows:

                 Section 3.1(a) of the Benefit Restoration Plan of Avon Products, Inc. is hereby amended effective January 1, 2005 to read as follows:

"The amount of the Retirement Allowance that would be payable in the form of a single life annuity if (i) the limitations of Code Section 415 were not applicable, (ii) the annual compensation limitations under Code Section 401(a)(17) were not applicable, (iii) the definition of compensation under the Retirement Plan included compensation electively deferred by the Member for the plan year (as defined in the Retirement Plan) to a deferred compensation plan or program maintained by the Company but only to the extent such compensation would have been included if it had not been deferred, and (iv) for highly compensated employees (as defined in Code Section 416), the definition of compensation under the Retirement Plan included the amount of the award for 2001 and later years under the Avon Products, Inc. Management Incentive Plan that is paid in the form of restricted stock or stock options, plus any premium for superior performance;"

                 Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to the adoption of this Fourth Amendment.

                 IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed on the date set forth below.

AVON PRODUCTS, INC.

	By:	/s/ Gilbert L. Klemann, II

Date: January 26, 2005	Title:	Senior Vice President, General Counsel and Secretary